Table of Contents

PROSPECTUS

Filed pursuant to Rule 424(b)(4)

Registration No. 333-274800

3,326,042 Common Units consisting of shares of Common Stock, Series A Warrants and Series B Warrants and/or

39,531,100 Pre-Funded Units consisting of Pre-Funded Warrants, Series A Warrants and Series B Warrants (and 39,531,100 shares of common stock underlying the Pre-Funded Warrants)

Up to 45,000,000 shares of common stock underlying the Series A Warrants

Up to 15,000,000 shares of common stock underlying the Series B Warrants

We are offering 3,326,042 Common Units at a public offering price of $0.42 per Common Unit. Each Common Unit consists of one share of our common stock, 0.35 of a warrant to purchase one share of our common stock at an exercise price of $0.55 per share (or 130% of the price of each Common Unit sold in the offering) or pursuant to alternate cashless exercise option, which will expire on the five-year anniversary of the original issuance date (the “Series A Warrants”) and 0.35 of a warrant to purchase one share of our common stock at an exercise price of $0.84 per share (or 200% of the price of each Common Unit sold in the offering) which warrant will expire on the five-year anniversary of the original issuance date (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”).

Under the alternate cashless exercise option of the Series A Warrants, beginning on the date of the Warrant Stockholder Approval (described below), the holder of the Series A Warrant, has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the Series A Warrant and (y) 3.0. In addition, beginning on the date of the Warrant Stockholder Approval, the Warrants will contain a reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price for the five trading days immediately preceding and immediately following the date we effect a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the Warrants. Finally, beginning on the date of the Warrant Stockholder Approval, with certain exceptions, the Series B Warrants will provide for an adjustment to the exercise price and number of shares underlying the Series B Warrant upon our issuance of our common stock or common stock equivalents at a price per share that is less than the exercise price of the Series B Warrant.

The alternate cashless exercise option included in the Series A Warrants and the other adjustment provisions described in the above paragraph included in the Warrants will be available only upon receipt of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market to permit the alternate cashless exercise of the Series A Warrants and the other adjustment provisions described in the above paragraph included in the Warrants (the “Warrant Stockholder Approval”). In the event that we are unable to obtain the Warrant Stockholder Approval, the Series A Warrants will not be exercisable using the alternate cashless exercise option and the other adjustment provisions described in the above paragraph included in the Warrants will not be effective, and therefore the Warrants may have substantially less value. See the Risk Factor on page 11 relating to the Warrants and Warrant Stockholder Approval, and see the section entitled “Warrant Stockholder Approval” on page 20 for additional details regarding the Warrant Stockholder Approval.

We are also offering to those purchasers, if any, whose purchase of Common Units in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, Pre-Funded Units, in lieu of Common Units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. Each Pre-Funded Unit consists of one pre-funded warrant (“Pre-Funded Warrant”) to purchase one share of our common stock, 0.35 of a Series A Warrant and 0.35 of a Series B Warrant. The purchase price of each Pre-Funded Unit is $0.41999 (which is equal to the public offering price per Common Unit to be sold in this offering minus $0.00001). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Unit we sell, the number of Common Units we are offering will be decreased on a one-for-one basis.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “VLCN.” On November 15, 2023, the closing price of our common stock on Nasdaq was $0.65 per share.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Common Unit	Per Pre-Funded Unit	Total
Price to public	$0.4200	$0.41999	$17,999,604
Underwriting discount(1)	$0.0336	$0.0336	$1,439,968
Proceeds to us (before expenses)	$0.3864	$0.3864	$16,559,636

________________________

(1) See “Underwriting” beginning on page 14 for additional information regarding the compensation payable to the underwriter.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter a 45-day option to purchase up to 6,428,571 additional shares of common stock and/or Pre-Funded Warrants, representing 15% of the shares of common stock and Pre-Funded Warrants sold in the offering  and/or up to 2,250,000 additional Series A Warrants, representing 15% of the Series A Warrants sold in the offering, and/or up to 2,250,000 additional Series B Warrants, representing 15% of the Series B Warrants sold in the offering, on the same terms and conditions set forth above solely to cover over-allotments. The underwriter may exercise the over-allotment option with respect to shares of common stock only, Pre-Funded Warrants only, Series A Warrants only, Series B Warrants only, or any combination thereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the securities against payment through the facilities of the Depository Trust Company on or about November 17, 2023.

___________________________________

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is November 16, 2023.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part, or any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” included or incorporated by reference in this prospectus.

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Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities.  You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” “intends,” or “hopes” or the negative of these or similar terms.  In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement.  Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.  We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to obtain the Warrant Stockholder Approval on a timely basis, if at all;
•	our ability to generate revenues from sales, generate cash from operations, or obtain additional funding to market our vehicles and develop new products;
•	our ability to successfully implement and effectively manage our outsourced manufacturing, design and development model and achieve any anticipated benefits;
•	the ability of third-party manufacturers to produce our vehicles in accordance with our design and quality specifications, with sufficient scale to satisfy customers and within a reasonable cost;
•	anticipated timing for the manufacture, design, production, shipping and launch of our vehicles;
•	the inability of our suppliers to deliver the necessary components for our vehicles at prices and volumes acceptable to our third-party manufacturers;
•	our ability to establish a network of dealers and international distributors to sell and service our vehicles on the timeline we expect;
•	whether our vehicles will perform as expected;
•	our facing product warranty claims or product recalls;
•	our facing adverse determinations in significant product liability claims;
•	customer adoption of electric vehicles;
•	the development of alternative technology that adversely affects our business;
•	increased government regulation of our industry;
•	tariffs and currency exchange rates; and
•	the conflict with Russia and Ukraine and the potential adverse effect it may have on the availability of materials used in the manufacturing of batteries for our vehicles.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

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Prospectus Summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before deciding whether to invest in our common stock. Therefore, you should read the entire prospectus (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page 8 of this prospectus, and any similar section contained in the documents incorporated by reference herein, and our consolidated financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in our common stock. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” and “Volcon” refer to Volcon, Inc., a Delaware corporation.

Our Company

We are an all-electric, off-road powersports vehicle company developing electric two and four-wheel motorcycles and utility terrain vehicles, or UTVs, also known as side-by-sides, along with a complete line of upgrades and accessories. In October 2020, we began building and testing prototypes for our future offerings with two off-road motorcycles – the Grunt and the Runt. Our motorcycles feature unique frame designs protected by design patents. Additional utility and design patents have been filed for other aspects of Volcon’s vehicles.

We initially began to sell and distribute the Grunt and related accessories in the United States on a direct-to-consumer sales platform. We terminated our direct-to-consumer sales platform in November 2021. Prior to the termination of our direct-to-consumer sales platform, U.S. consumers made deposits for 360 Grunts (net of cancellations) and five Runts, plus accessories and a delivery fee representing total deposits of $2.2 million. These orders were cancelable by the consumer until the vehicle was delivered and after a 14-day acceptance period, therefore the deposits were recorded as deferred revenue. As of June 30, 2022, we had completed shipping of all Grunts sold through our direct-to-consumer sales platform. Due to delays in developing the Runt, we refunded the deposits made for all Runts.

Beginning in November 2021, we began negotiating dealership agreements with powersports dealers to display and sell our vehicles and accessories. Customers can now, or will soon be able to, buy our vehicles and accessories directly from a local dealership. Some of these dealers will also provide warranty and repair services to customers. As of September 30, 2023, we have 133 active dealers. Dealers can order any of our available products provided they are current on their accounts receivable and are within their established credit limit. We are offering dealers payment terms of up to 90 days to make larger purchases of our vehicles. We have entered into an accounts receivable factoring arrangement to allow the Company the ability to generate cash for working capital. We have agreements with third-party financing companies to provide financing to qualified customers of each dealer. There is no recourse to the Company or the dealer if the dealer’s customer defaults on the financing agreement with the third-party.

As of September 30, 2023, we have signed agreements with six importers in Latin America and one importer for the Caribbean Region, collectively referred to herein as the LATAM importers, to sell our vehicles and accessories in their assigned countries/markets. In June 2022, we signed an exclusive distribution agreement with Torrot Electric Europa S.A., referred to herein as Torrot, to distribute their electric motorcycles for youth riders in Latin America. As discussed below, the agreement with Torrot was superseded by the December 2022 agreement to sell Volcon cobranded Torrot youth motorcycles. We use our LATAM importers to sell Volcon cobranded Torrot youth motorcycles in Latin America.

In October 2022, we signed an expanded agreement with Torrot to also be the exclusive distributor of Torrot and Volcon co-branded youth electric motorcycles in the United States as well as Latin America. This agreement supersedes the original Torrot agreement and once all Torrot branded inventory is sold, we will no longer distribute Torrot branded motorcycles. Finally, in December 2022, we signed an expanded agreement with Torrot to be the exclusive distributor of Volcon co-branded youth electric motorcycles in Canada. In June 2023, we wrote down all remaining Torrot branded inventory in the amount of $84,000. On September 27, 2023, we wrote down the Volcon cobranded Torrot youth motorcycles by $1,622,262 to reduce their cost to the estimated net realizable value.

We expect to expand our global sales of our vehicles and accessories beyond our current LATAM importer base. We expect to sign more LATAM importers in 2023 and in October 2023 we signed an agreement with an importer who will sell our vehicles in New Zealand. In October 2023, the Company made a decision to postpone expanding our dealer network in Canada for the foreseeable future and we have terminated the employment of our Canadian regional sales managers. We expect export sales to be executed with individual importers in each country that buy vehicles by the container. Each importer will sell vehicles and accessories to local dealers or directly to customers. Local dealers will provide warranty and repair services for vehicles purchased in their country.

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In July 2022, we expanded our offerings with the introduction of the first of our Volcon UTV models, the Stag, which we initially anticipated would be available for delivery to customers in the fourth quarter of 2023, followed by additional models of the Stag expected in 2024 and 2025. Due to a delay in certain parts from third-party vendors, we expect delivery to customers to begin in November 2023. The Stag is being manufactured by a third-party and incorporates electrification units, which include batteries, drive units and control modules provided by General Motors. Beginning in June 2022, we have taken non-binding pre-production orders which are cancelable prior to delivery. We also expect to introduce a higher performance, longer range UTV (to be named) but development of this vehicle has not yet begun and no timeline for its development and release has been determined.

Through August 2022, we assembled the Grunt in a leased production facility in Round Rock, Texas. In August 2022, we announced that we will outsource the manufacturing of the Grunt to a third-party manufacturer, which has reduced costs and improved profitability on the Grunt. We also outsourced the manufacturing of the 2023 Grunt EVO to the same third-party manufacturer. The 2023 Grunt EVO has replaced the Grunt and has a belt drive rather than a chain drive as well as an updated rear suspension. We received prototypes of the Grunt EVO in the first quarter of 2023 and began selling the Grunt EVO in the third quarter of 2023.

In September 2022, we reduced our headcount in our product development and administration departments as we outsourced the design and development of certain components of our vehicle development. We also hired our Chief Marketing Officer and hired additional sales and marketing employees and increase marketing activities to further support our brand and products. In September 2023, we reduced our headcount in several departments to reduce costs and we continue to evaluate other cost reduction opportunities.

We began taking pre-orders for an E-Bike, the Brat, in September 2022 and shipments to customers began in the fourth quarter of 2022. The Brat is being manufactured by a third-party. In January 2023, we began selling the Brat directly to consumers through our website. Consumers who order the Brat from our website can have the Brat shipped to their specified destination.

In November 2022, we finalized an agreement for a third-party to manufacture the Runt LT. We received prototypes of the Runt LT in the first quarter of 2023 and expect to begin sales in the first quarter of 2024.

The estimated fulfillment of all orders we have received assumes that our third-party manufacturers can successfully meet our order quantities and deadlines. If they are unable to satisfy orders on a timely basis, our customers may cancel their orders.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as the term is used in The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenues, have more than $700.0 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the sections titled “Risk Factors” commencing on page 8 of this prospectus and the Annual Report on Form 10-K for the year ended December 31, 2022 incorporated by reference herein.

Company Information

Our principal executive offices are located at 3121 Eagles Nest Street, Suite 120, Round Rock, TX 78665. Our phone number is (512) 400-4271 and our website address is www.volcon.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website. The information on or accessible through our website is not part of and is not incorporated by reference into this prospectus.

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THE OFFERING

Common Units offered by us	We are offering 3,326,042 Common Units, each Common Unit consisting of one share of common stock, 0.35 of a Series A Warrant to purchase one share of common stock and 0.35 of a Series B Warrant to purchase one share of common stock (3,824,948 Common Units if the underwriter exercises its over-allotment option in full).

Pre-Funded Units offered by us	We are also offering 39,531,100 Pre-Funded Units to those purchasers whose purchase of Common Units in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, Pre-Funded Units, in lieu of Common Units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. Each Pre-Funded Unit consists of one Pre-Funded Warrant to purchase one share of our common stock, 0.35 of a Series A Warrant and 0.35 of a Series B Warrant. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

Over-allotment option	The offering is being underwritten on a firm commitment basis. We have granted the underwriter a 45-day option to purchase up to 6,428,571 additional shares of common stock and/or Pre-Funded Warrants, representing 15% of the shares of common stock and Pre-Funded Warrants sold in the offering, and/or up to 2,250,000 additional Series A Warrants, representing 15% of the Series A Warrants sold in the offering, and/or up to 2,250,000 additional Series B Warrants, representing 15% of the Series B Warrants sold in the offering, on the same terms and conditions set forth above solely to cover over-allotments. The underwriter may exercise the over-allotment option with respect to shares of common stock only, Pre-Funded Warrants only, Series A Warrants only, Series B Warrants only, or any combination thereof.

Common stock to be outstanding before this offering	6,819,278 shares

Common stock to be outstanding after this offering	49,676,420 shares of common stock (or 56,104,991 shares of common stock if the underwriters exercise their option in full) (assuming the full exercise of all Pre-Funded Units issued in this offering and assuming no exercise of any Warrants issued in this offering).

Use of Proceeds	We expect to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page 12.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and the risk factors incorporated by reference into this prospectus.

Lock-up	We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days after the date of this prospectus. Our directors, executive officers, and certain shareholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 120 days after the date of this prospectus. See “Underwriting” for more information.

Nasdaq Capital Market Symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “VLCN”. We do not intend to list the Pre-Funded Warrant, the Series A Warrants or the Series B Warrants on any securities exchange or nationally recognized trading system. Without a trading market, the liquidity of such securities will be extremely limited.

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The number of shares of our common stock expected to be outstanding after this offering is based on 6,819,278 shares of common stock outstanding as of November 15, 2023, after given effect for the 1 for 5 reverse stock split the Company completed on October 13, 2023, and excludes, as of that date, the following:

•	886,051 shares of common stock issuable upon the exercise of outstanding stock options, vested and unvested, with a weighted-average exercise price of $9.30 per share;
•	1,661,531 shares of common stock issuable upon the exercise of outstanding warrants (excluding the warrants issued in our August 2022 and May 2023 offerings that are discussed below) with a weighted-average exercise price of $6.26 per share;
•	23,454,126 shares of our common stock issuable upon the conversion of the convertible notes we issued in May 2023 based on a conversion price of $1.369);
•	4,498,554 shares of common stock issuable upon the exercise of outstanding warrants issued in our August 2022 and May 2023 note offerings with a weighted-average exercise price of $1.26 per share;
•	up to an aggregate of 494,838 shares of common stock reserved for future issuance under our stock plan, as amended; and
•	up to 45,000,000 shares of common stock underlying the Series A Warrants assuming the Series A Warrants are exercised utilizing the alternative cashless exercise option; and
•	Up to 15,000,000 shares of common stock underlying the Series B Warrants.

Except as otherwise indicated herein, all information in this prospectus supplement assumes no exercise by the underwriter of its over-allotment option to purchase additional shares.

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Risk Factors

An investment in our securities involves risks. We urge you to consider carefully the risks described below, and in the documents incorporated by reference in this prospectus, before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to this Offering

The common stock and Pre-Funded Warrants (which are exercisable for common stock) sold in this offering will increase the number of our shares of common stock by over seven times from approximately 6,819,278 shares to 49,676,420 shares. If all the Warrants sold in this offering are exercised (assuming the Series A Warrants are exercised on an alternative cashless exercise basis), the number of our shares of common stock will increase by an additional 60,000,000 shares. The sales of these securities could depress the market price of our shares of common stock and/or increase the volatility of our trading.

A substantial number of shares of common stock, Pre-Funded Warrants and Warrants are being offered by this prospectus. Sales of a substantial number of our shares of common stock (and other securities exercisable for common stock) in the public markets pursuant to the terms of this offering could depress the market price of our shares of common stock and impair our ability to raise capital through the sale of additional equity securities. In addition to causing the market price of our common stock to decline, such sales could also greatly increase the volatility associated with the trading of our common stock. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our common stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. We cannot predict the number of these shares that might be sold nor the effect that future sales of our shares of our securities would have on the market price of our shares of common stock.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase in the offering.

Because the public offering price per share of our common stock (attributing no value to the Warrants) being offered is substantially higher than the net tangible book value per share of our outstanding common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Investors purchasing shares of our common stock in this offering will incur immediate dilution of $0.51 per share, after giving effect to the sale of an aggregate of shares of our common stock underlying the Common Warrants at the public offering price set forth on the cover page of this prospectus supplement, after deducting the underwriting discount and estimated offering expenses payable by us. See “Dilution” on page 12 of this prospectus for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page 12 of this prospectus for a description of our proposed use of proceeds from this offering.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

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The exercise prices of certain outstanding warrants and the conversion prices of our outstanding convertible notes payable may require further adjustment.

If in the future, including in this offering, we sell our common stock at a price below $1.369 per share, the conversion price of our outstanding Notes would adjust to such price, and if we sell our common stock at a price below $1.369 per share, the exercise price of the Warrants to purchase 4,498,554 shares of common stock we issued in our August 2022 and May 2023 note offerings would adjust to such price, in each case, subject to a floor price of $0.22. The holders of the Notes and Warrants waived the right to adjust the conversion and exercise prices, respectively, for this offering. There can be no assurance that the holders would agree to waive this right in future offerings, if any.

If we agree to complete additional warrant inducements to the holders of warrants issued in in our August 2022 and May 2023 convertible note offerings (the “Investors”), we may reduce the exercise price of warrants held by Investors and we may issue additional warrants to the Investors to replace some or all of the warrants that were exercised.

On September 29, 2023, we entered into a warrant inducement agreement with the Investors and reduced the exercise price of certain warrants from $2.50 to $1.75 in order to induce them to exercise 307,001 warrants. We also issued 307,001 additional warrants to the Investors with an exercise price of $2.50 on October 4, 2023.

On October 13, 2023, we entered into an inducement offer letter agreement with the Investors and we reduced the exercise price of up to 973,000 warrants to the lesser of (i) $1.75 and (ii) the exercise price in effect at the time of exercise of the Existing Warrants if further adjusted in accordance with the terms of the May 2023 Warrants ($1.369 per share after adjustment for the lowest day’s VWAP for the five days following the reverse 1 for 5 stock split completed on October 13, 2023). The reduction of the exercise price of such Existing Warrants remained in effect until October 27, 2023 (the “Inducement Period”). The Investors exercised 105,000 warrants at $1.369 on October 20, 2023, and there were no more warrant exercises in the Inducement Period.

On October 29, 2023, in an effort to raise cash, we entered into an inducement offer letter agreement (the “Inducement Reprice Letter”) with the Investors. Pursuant to the Inducement Reprice Letter, in exchange for an aggregate cash payment of $346,500, we reduced the exercise price with respect to warrants exercisable into an aggregate of 350,000 shares of common stock from $1.369 per share to $0.01 per share.

To the extent we complete similar warrant inducements in the future, our stockholders may experience substantial dilution.

If we fail to satisfy all applicable continued listing requirements of the Nasdaq Capital Market our common stock may be delisted from Nasdaq, which could have an adverse impact on the liquidity and market price of our common stock.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum bid price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

On July 5, 2023, we received a notice from Nasdaq that we were not in compliance with Nasdaq’s Listing Rule 5550(b)(2), which requires that we maintain a market value of listed securities (“MVLS”) of $35 million. MVLS is calculated by multiplying our shares outstanding by the closing price of our common stock. On July 6, 2023, we received a notice from Nasdaq that we were not in compliance with Nasdaq’s Listing Rule 5550(a)(2), (the “Bid Price Rule”) as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days. On October 30, 2023, the Company received a notice from Nasdaq that it has now regained compliance with Rule 5550(a)(2), as the minimum bid price of its common stock was above $1.00 for 10 consecutive business days.

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We have until January 2, 2024, to regain compliance with the MVLS requirement. To regain compliance with the MVLS requirement, our MVLS must close at $35 million or more for a minimum of ten consecutive business days during this grace period. If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our shares of common stock will be subject to delisting.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation or listing on another market or exchange, trading of our common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such an event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

We completed a reverse stock split on October 13, 2023, in an effort to regain compliance with Nasdaq listing rules and we cannot predict the effect that such reverse stock split will have on the market price for shares of our common stock.

Our board of directors approved a one-for-five (1:5) reverse stock split of our common stock, which became effective on October 13, 2023, in order to regain compliance with the Bid Price Rule. We cannot predict the effect that the reverse stock split will have on the market price for shares of our common stock, and the history of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Even if the reverse stock split has a positive effect on the market price for shares of our common stock, performance of our business and financial results, general economic conditions and the market perception of our business, and other adverse factors which may not be in our control could lead to a decrease in the price of our common stock following the reverse stock split.

Furthermore, even if the reverse stock split does result in an increased market price per share of our common stock, the market price per share following the reverse stock split may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of the reverse stock split. Accordingly, even with an increased market price per share, the total market capitalization of shares of our common stock after a reverse stock split could be lower than the total market capitalization before the reverse stock split. Also, even if there is an initial increase in the market price per share of our common stock after a reverse stock split, the market price may not remain at that level.

If the market price of shares of our common stock declines following the reverse stock split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split due to decreased liquidity in the market for our common stock. Accordingly, the total market capitalization of our common stock following the reverse stock split could be lower than the total market capitalization before the reverse stock split.

The exercise prices of certain previously issued warrants, the Warrants issued in this offering and the conversion prices of our outstanding convertible notes payable may require further adjustment if we complete another reverse stock split.

The price of our common stock prior to this offering was $0.65 as of November 15, 2023. As a result of this offering, we expect that the price of our common stock will remain below $1.00 and could remain below $1.00 for 30 days in which case we will not meet Nasdaq’s minimum bid requirement of $1.00. We would have 180 days for the stock price to increase above $1.00 for ten business days in order to regain compliance with the minimum bid price requirement. In order to attempt to satisfy the bid price requirement, our board of directors may request shareholder approval for authorization and effect a reverse split of our common stock.

The exercise prices of the warrants to purchase 4,148,554 shares of common stock we issued in our August 2022 and May 2023 note offerings, and the conversion prices of our outstanding convertible notes, may be subject to downward adjustment if we complete a reverse stock split. Specifically, upon the completion of a reverse stock split, if the lowest volume weighted average price of our common stock during the five consecutive trading days after the completion of a reverse stock split is less than the exercise prices of the Warrants or the conversion prices of the convertible notes, then such exercise prices and conversion prices shall be reduced to such price, in each case, subject to a floor price of $0.22.

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Warrants issued in this offering will be subject to downward adjustment if the lowest volume weighted average price of our common stock during the five consecutive trading days before and after the completion of a reverse stock split is less than the excise prices of the warrants issued in this offering, then the exercise prices shall be reduced to such price.

We will likely not receive any additional funds upon the exercise of the Series A Warrants.

If we receive the Warrant Stockholder Approval, the Series A Warrants may be exercised by way of an alternative cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the applicable Series A Warrants. Accordingly, we will likely not receive any additional funds upon the exercise of the Series A Warrants.

Certain beneficial provisions in the Warrants will not be effective until we are able to receive stockholder approval of such provisions, and if we are unable to obtain such approval the Warrant will have significantly less value.

Under Nasdaq listing rules, the alternative cashless exercise option in the Series A Warrants and certain anti-dilution provisions in the Series B Warrants will not be effective until, and unless, we obtain the approval of our stockholders. While we intend to promptly seek stockholder approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the foregoing provisions will not become effective and the Warrants will have substantially less value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

Holders of Warrants purchased in this offering will have no rights as stockholders until such holders exercise their Warrants and acquire our shares of common stock, except as set forth in the Warrants.

Except as set forth in the Warrants, until holders of Warrants acquire our shares of common stock upon exercise of the Warrants, holders of the Warrants have no rights with respect to our shares of common stock underlying such Warrants, the holders will be entitled to exercise the rights of a stockholder of shares of common stock only as to matters for which the record date occurs after the exercise date.

The Warrants are speculative in nature.

The Warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Following this offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of Warrants to exercise the Warrants.

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Use of Proceeds

We estimate the net proceeds from this offering will be approximately $16.1 million (or approximately $18.6 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the cash exercise of the Warrants sold in this offering.

We will only receive additional proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. Upon Warrant Stockholder Approval, the Series A Warrants (but not the Series B Warrants) may be exercised by way of an alternative cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the applicable Series A Warrants. Accordingly, we will likely not receive any additional funds upon the exercise of the Series A Warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock underlying the units and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of September 30, 2023 was approximately negative $20.9 million, or approximately $(3.27) per share. Net tangible book value is determined by subtracting our total liabilities from our total tangible assets, and net tangible book value per share is determined by dividing our net tangible book value by the number of shares of our common stock outstanding.

After giving effect to: (i) the issuance of 307,001 shares of our common stock on October 4, 2023 for warrants exercised on September 29, 2023 at $1.75 per share under a warrant inducement agreement; (ii) the issuance of 105,000 shares of our common stock for the exercise of 105,000 warrants on October 20, 2023 at $1.369 per share under a warrant inducement agreement; (iii) the issuance of 4,111 shares (net amount after withholding of shares for income taxes) of our common stock on October 19, 2023 for vesting of restricted stock units (vi) the issuance of 42,857,142 shares of our common stock underlying the Common Units and Pre-Funded Units to be sold in this offering (assuming the full exercise of all Pre-Funded Warrants included in the Pre-Funded Units) at a public offering price of $0.42 per share, attributing no value to the Warrants included in the Common or Pre-Funded Units, and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been approximately negative $4.7 million, or approximately $(0.09) per share. This represents an immediate increase in net tangible book value of approximately $3.18 per share to our existing stockholders and an immediate dilution of approximately $0.51 per share to new investors participating in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per unit		$0.42
Net tangible book value per share as of September 30, 2023	$(3.27)
Increase in net tangible book value per share attributable to this offering	$3.18
As adjusted net tangible book value per share after giving effect to this offering		$(0.09)
Dilution per share to new investors participating in this offering		$0.51

If the underwriter exercises its option to purchase an additional 6,428,571 Common and/or Pre-Funded Units in full, our as adjusted net tangible book value after giving effect to this offering, would have been approximately $(0.04) per share, representing an increase in net tangible book value of approximately $3.23 per share to existing stockholders and immediate dilution in net tangible book value of approximately $0.46 per share to new investors purchasing shares in this offering.

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The above discussion and table are based on 6,403,166 shares of our common stock outstanding as of September 30, 2023, and excludes as of that date the following (all share and per share amounts are after giving effect for the 1 for 5 reverse stock split completed on October 13, 2023):

•	1,000,016 shares of common stock issuable upon the exercise of outstanding stock options, vested and unvested, with a weighted-average exercise price of $10.06 per share;
•	307,001 shares of our common stock issued for exercise of warrants at an exercise price of $1.75 per share
•	5,000 shares of common stock issuable for vesting of restricted stock units (4,111 shares issued after withholding of shares for income taxes);
•	1,261,531 shares of common stock issuable upon the exercise of outstanding warrants (excluding the warrants issued in our August 2022 and May 2023 offerings that are discussed below) with a weighted-average exercise price of $13.488 per share;
•	23,454,126 shares of our common stock issuable upon the conversion of the convertible notes we issued in May 2023 based on a conversion price of $1.369 per share;
•	4,498,554 shares of common stock issuable upon the exercise of outstanding warrants issued in our August 2022 and May 2023 note offerings at a weighted average exercise price of $1.26 per share;
•	up to an aggregate of 251,351 shares of common stock reserved for future issuance under our stock plan, as amended;
•	400,000 shares of common stock issuable upon exercise of outstanding warrants issued to the manufacturer of the Stag UTV and Grunt EVO motorcycle at an exercise price of $2.10 per share;
•	105,000 shares of common stock issued in connection with a warrant inducement agreement where 105,000 warrants were exercised on October 20, 2023 at an exercise price of $1.369 per share and 105,000 replacement warrants were granted with an exercise price of $1.369 per share;
•	up to 45,000,000 shares of common stock underlying the Series A Warrants assuming the Series A Warrants are exercise utilizing the alternative cashless exercise option; and
•	up to 15,000,000 shares of common stock underlying the Series B Warrants.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock, and no conversion of convertible notes. The exercise of outstanding options or warrants or the conversion of convertible notes having an exercise or conversion price less than the offering price would increase dilution to investors participating in this offering. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through our sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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UNDERWRITING

We will enter into an underwriting agreement with Aegis Capital Corp. (“Aegis”) in connection with this offering. Aegis is acting as the sole book-running manager. The underwriting agreement provides for the purchase of a specific number of units. The underwriter has agreed to purchase the number of units set forth opposite its name below:

Underwriter	Number of Units
Aegis Capital Corp.	42,857,142

The underwriter has agreed to purchase all of the units offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased under the underwriting agreement.

The underwriter is offering the units subject to various conditions and may reject all or part of any order. The representative of the underwriter has advised us that the underwriter proposes to offer the units directly to the public at the public offering price per unit that appears on the cover page of this prospectus. In addition, the representative may offer some of the units to other securities dealers at such price less a concession of $0.0189 per unit. After the units are released for sale to the public, the representative may change the offering price and other selling terms at various times.

We have granted the underwriter an over-allotment option to purchase up to 6,428,571 additional shares of common stock and/or Pre-Funded Warrants, representing 15% of the shares of common stock and Pre-Funded Warrants sold in the offering, and/or up to 2,250,000 additional Series A Warrants, representing 15% of the Series A Warrants sold in the offering, and/or up to 2,250,000 additional Series B Warrants, representing 15% of the Series B Warrants sold in the offering, on the same terms and conditions set forth above solely to cover over-allotments. The underwriter may exercise the over-allotment option with respect to shares of common stock only, Pre-Funded Warrants only, Series A Warrants only, Series B Warrants only, or any combination thereof.

If the underwriter exercises all or part of this option, they will purchase shares, warrants or units covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. The underwriter has agreed that, to the extent the over-allotment option is exercised, they will purchase the additional shares, warrants or units reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriter by us, before expenses (these amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option in the offering):

	Per Unit (1)	Total Without Exercise of Underwriter’s Option	Total With Full Exercise of Underwriter’s Option
Public offering price	$0.41999	$17,999,604	$20,699,545
Underwriting discount (8.0%)	$0.033599	$(1,439,968)	$(1,655,964)
Non-accountable expense allowance (1.0%)(2)	$0.00420	$(179,996)	$(206,995)
Proceeds to us (before expenses)	$0.38219	$16,379,640	$18,836,586

(1)	The per unit price represents the weighted average price of the Common Units and Pre-Funded Units sold in the offering
(2)	We have agreed to pay a non-accountable expense allowance to Aegis equal to 1.0% of the gross proceeds received in this offering. We have also agreed to reimburse Aegis for certain out-of-pocket expenses, including, but not limited to, up to $100,000 for reasonable legal fees and disbursements for the underwriter’s counsel.

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From time to time, Aegis or its affiliates have in the past or may in the future engage in investment banking and/or other services with us and our affiliates for which it has received or may in the future receive customary fees and expenses. In September 2023, Aegis served as the underwriter in connection with a public offering (the “Offering”) of an aggregate of 1,400,000 shares (the “Shares”) of our common stock, par value $0.00001 per share, pursuant to an underwriting agreement between Aegis and us (the “September Underwriting Agreement”) containing standard terms, including standstill provisions. The Offering closed on September 18, 2023, and we received net proceeds of approximately $547,000 after deducting underwriting discounts and commissions and estimated expenses payable by us associated with the Offering.

On September 29, 2023, we entered into a warrant inducement agreement with the Investors. In connection with this agreement, we lowered the exercise price of 307,001 warrants to purchase our common stock to $1.75 per share and the Investor exercised these warrants and paid us $537,250. In addition, we issued 307,001 warrants (“New Warrants”) to purchase our common stock with an exercise price of $2.50 per share. The New Warrants can be exercised for unregistered shares of our common stock and expire on August 24, 2027. On October 3, 2023, we entered into a waiver agreement with Aegis (the “Waiver”) pursuant to which Aegis agreed to waive the standstill provisions of the September Underwriting Agreement in connection with the issuance of the New Warrants to GLV Ventures. The Waiver is limited solely to the proposed issuance of the New Warrants to GLV Ventures. Aegis is not a party to the warrant inducement agreement, and will not receive any compensation in connection with the warrant inducement agreement, the issuance of the New Warrants or the Waiver.

Lock-Up Agreements

Our directors and executive officers have agreed that, for a period of one hundred twenty (120) days from the closing date of the offering, subject to certain limited exceptions, they will not directly or indirectly, without the prior written consent of Aegis, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Our directors and executive officers have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, for a period of one hundred twenty (120) days after the date of this offering.

Aegis, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Aegis will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Company Standstill

Without the prior written consent of Aegis, the Company has agreed, for a period of one hundred eighty (180) days from the closing date of the offering, that it will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company except for (i) the adoption of an equity incentive plan, or the amendment of an existing equity incentive plan, and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; provided, however, that any sales by parties to the lockups shall be subject to the lock-up agreements and (ii) this issuance of shares in connection with an acquisition or a strategic relationship which may include the sale of equity securities, including, without limitation, an issuance of shares in connection with an agreement with a vehicle manufacturer; provided, that none of such shares shall be saleable in the public market until the expiration of the applicable period described above.

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Right of First Refusal

If, for the period ending 36 months from the closing of the offering, we or any of our subsidiaries decides to raise funds by means of a public offering or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fee structure be less than those outlined in the underwriting agreement between the Company and Aegis entered into for this offering, and the provisions of such underwriting agreement, including indemnification, which are appropriate to such transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement shall be made by Aegis or one of its affiliates, by a written notice to the Company, within ten (10) days of the receipt of the Company’s notification of its financing needs, which notice shall include a detailed term sheet.. The foregoing right of first refusal shall not apply to (i) any transaction where the book-running manager, underwriter or placement agent for such financing is a tier one investment bank in the United States or (ii) any non-public financings or transactions not involving an investment bank, financial advisor, placement agent, finder or other party receiving payment in connection with the offering, including, without limitation, rights offerings to existing shareholders or similar transactions.

Tail Financing

Aegis shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind to the extent that such financing or capital is provided to us by funds whom Aegis had contacted during the engagement period or introduced to us during the engagement period, if such tail financing is consummated at any time within the 18 month period following the closing of the offering or the expiration or termination of the letter of engagement between Aegis and us dated September 29, 2023, as may be amended from time to time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for or purchase shares before the distribution of the shares is completed. However, the underwriter may engage in the following activities in accordance with the rules:

•       Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•       Over-allotments and syndicate covering transactions — The underwriter may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriter. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriter’s over-allotment option to purchase additional shares in this offering described above. The underwriter may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•       Penalty bids — If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriter and selling group members who sold those shares as part of this offering.

•       Passive market making — Market makers in the shares who is the underwriter may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

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Electronic Delivery of Preliminary Prospectus: A preliminary prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The preliminary prospectus supplement in electronic format will be identical to the paper version of such preliminary prospectus. Other than the preliminary prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus forms a part.

The underwriter and its affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the underwriter and their affiliates may effect transactions for their own account or the accounts of customers, and hold on behalf of itself or its customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Aegis may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

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Description of CAPITAL STOCK

The following summary is a description of the material terms of our securities and is not complete. You should also refer to the Volcon, Inc. amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law, or the DGCL.

Authorized Capital Stock

Our amended and restated certificate of incorporation authorizes us to issue 255,000,000 shares of capital stock consisting of 250,000,000 shares of common stock, par value $0.00001 per share and 5,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition, any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our amended and restated certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

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Warrants

Underwriter Warrants

In connection with our initial public offering completed on October 8, 2021, we entered into the Underwriting Agreement, pursuant to which we agreed to issue to Aegis the Underwriter Warrant, a five-year warrant to purchase up to 32,519 shares of the Company’s common stock at an exercise price of $34.40.

In connection with our public offering completed on February 1, 2022, we entered into the Underwriting Agreement, pursuant to which we agreed to issue to Aegis the Underwriter Warrant, a five-year warrant to purchase up to 66,667 shares of the Company’s common stock at an exercise price of $18.75.

In connection with our public offering completed on September 18, 2023, we entered into the Underwriting Agreement, pursuant to which we agreed to issue to Aegis the Underwriter Warrant, a five-year warrant to purchase up to 56,000 shares of the Company’s common stock at an exercise price of $3.125.

Placement Agent Warrant

In connection with our Series B Preferred Stock offering in May 2021, we entered into the Placement Agent Agreement, pursuant to which we agreed to issue to Aegis the Placement Agent Warrant, a five-year warrant to purchase up to 1,875 shares of the Company’s common stock at an exercise price of $19.00.

On August 22, 2022, we entered into the Placement Agent Agreement, pursuant to which we agreed to issue to Aegis the Placement Agent Warrant, a five-year warrant to purchase up to 120,773 shares of the Company’s common stock at an exercise price of $17.813.

For a description of the New Warrants and Exchange Warrants see our Form 10-Q/A filed with the SEC on November 2, 2023.

Convertible Notes

For a description of the New Notes and Exchange Notes see our Form 10-Q/A filed with the SEC on November 2, 2023.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our amended and restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

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Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our amended and restated certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See the section titled “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the DGCL.

Listing

Our common stock is listed on the Nasdaq under the symbol “VLCN”.

Transfer Agent

The transfer agent for our common stock is Computershare.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

The following description summarizes certain terms of the Pre-Funded Warrant, Series A Warrant and Series B Warrant included in this offering. The material terms and provisions of our common stock are described under the caption “Description of Capital Stock”. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Pre-Funded Warrant, Series A Warrant and Series B Warrant, copies of which are filed with the SEC as exhibits to the Registration Statement on Form S-1 of which this prospectus forms a part.

We are offering (i) 3,326,042 Common Units, each unit consisting of one share of common stock, 0.35 of one Series A Warrant and 0.35 of one Series B Warrant, and (ii) 39,531,100 Pre-Funded Units, consisting of one Pre-Funded Warrant to purchase one share of our common stock, 0.35 of one Series A Warrant and 0.35 of one Series B Warrant.

Each share of common stock and/or Pre-Funded Warrant and accompanying Warrants included in each unit will be immediately separable upon issuance and will be issued separately. The units will not be issued or certificated. We are also registering the shares of common stock included in the Common Units and the shares of common stock issuable upon exercise of the Pre-Funded Warrants and shares of common stock issuable from time to time upon exercise of the Warrants included in the units offered hereby.

Warrant Stockholder Approval

Under Nasdaq listing rules, the alternative cashless exercise option (described below) in the Series A Warrants and certain anti-dilution provisions in the Series B Warrants (described below) will not be effective until, and unless, we obtain the approval of our stockholders. While we intend to promptly seek stockholder approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the foregoing provisions will not become effective and the Warrants will have substantially less value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

Series A Warrants

The following description of the Series A Warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the Series A Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price.

Each Series A Warrant offered hereby will have an initial exercise price per share equal to $0.55. The Series A Warrants are immediately exercisable and will expire on the five-year anniversary of the original issuance date.

The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The Series A Warrants will be issued in physical form.

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Exercisability.

The Series A Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series A Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers in this offering may also elect, prior to the issuance of the Series A Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Series A Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Share Combination Event Adjustments.

Conditioned upon the receipt of the Warrant Stockholder Approval, if at any time on or after the date of issuance there occurs any share split, share dividend, share combination, recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the five consecutive trading days prior to the date of such event and the five consecutive trading days after the date of such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such period and the number of warrant shares issuable shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the date of issuance. Such adjustment may only be made one time.

Cashless Exercise.

If at the time a holder exercises its Series A Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series A Warrants.

Upon or after the Warrant Stockholder Approval, a holder of Series A Warrants may also provide notice and elect an “alternative cashless exercise” pursuant to which they would receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the Series A Warrant and (y) 3.0.

Transferability.

Subject to applicable laws, a Series A Warrant may be transferred at the option of the holder upon surrender of the Series A Warrant to us together with the appropriate instruments of transfer.

Exchange Listing.

There is no trading market available for the Series A Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series A Warrants on any securities exchange or nationally recognized trading system.

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Right as a Stockholder.

Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series A Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until the holder exercises their Series A Warrants.

Fundamental Transaction.

In the event of a fundamental transaction, as described in the Series A Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding shares of common stock, the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Series A Warrants, in the event of certain fundamental transactions, the holders of the Series A Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series A Warrants on the date of consummation of the transaction.

Series B Warrants

The following description of the Series B Warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the Series B Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price.

Each Series B Warrant offered hereby will have an initial exercise price per share equal to $0.84. The Series B Warrants will be immediately exercisable and will expire on the five-year anniversary of the original issuance date.

Conditioned upon the receipt of the Warrant Stockholder Approval, and subject to certain exemptions outlined in the Series B Warrant, for the life of the warrant, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or convertible security, at an effective price per share less than the exercise price of the Series B Warrant then in effect, or a Dilutive Issuance, the exercise price of the Series B Warrant will be reduced to an amount equal to the lowest daily volume weighted average price during the period commencing five consecutive trading days following the Dilutive Issuance and the number of shares issuable upon exercise of the Series B Warrant shall be proportionally adjusted so that the aggregate exercise price of the Series B Warrant shall remain unchanged.

Conditioned upon the receipt of the Warrant Stockholder Approval, for the life of the Series B Warrant, we may voluntarily reduce the exercise price of the Series B Warrant.

The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The Series B Warrants will be issued in physical form.

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Share Combination Event Adjustments.

Conditioned upon the receipt of the Warrant Stockholder Approval, if at any time on or after the date of issuance there occurs any share split, share dividend, share combination, recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the five consecutive trading days prior to the date of such event and the five consecutive trading days after the date of such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such period and the number of warrant shares issuable shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the date of issuance. Such adjustment may only be made one time.

Exercisability.

Assuming the Warrant Stockholder Approval is obtained, the Series B Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series B Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers in this offering may also elect, prior to the issuance of the Series B Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Series B Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise.

If at the time a holder exercises its Series B Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series B Warrants.

Transferability.

Subject to applicable laws, a Series B Warrant may be transferred at the option of the holder upon surrender of the Series B Warrant to us together with the appropriate instruments of transfer.

Exchange Listing.

There is no trading market available for the Series B Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series B Warrants on any securities exchange or nationally recognized trading system.

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Right as a Stockholder.

Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until the Warrant Stockholder Approval is obtained and the holder exercises their Series B Warrants.

Fundamental Transaction.

In the event of a fundamental transaction, as described in the Series B Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding shares of common stock, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series B Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Series B Warrants, in the event of certain fundamental transactions, the holders of the Series B Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series B Warrants on the date of consummation of the transaction.

Pre-Funded Warrants

The following description of the Pre-Funded Warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price.

Each Pre-Funded Warrant is exercisable for one shares of our common stock, with an exercise price equal to $0.00001 per share, at any time that the Pre-Funded Warrant is outstanding. There is no expiration date for the Pre-Funded Warrants. The holder of a Pre-Funded Warrant will not be deemed a holder of our underlying common stock until the Pre-Funded Warrant is exercised.

The exercise price and the number of shares of common stock issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.00001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to make an investment in us without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

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Exercisability.

The Pre-Funded  Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded  Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded  Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers in this offering may also elect, prior to the issuance of the Pre-Funded Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise.

If at the time a holder exercises its Pre-Funded  Warrants, a registration statement registering the issuance of the shares of common stock underlying the Pre-Funded  Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded  Warrants.

Transferability.

Subject to applicable laws, a Pre-Funded  Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing.

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder.

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until the holder exercises their Pre-Funded Warrants.

Fundamental Transaction.

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding shares of common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Pre-Funded Warrants, in the event of certain fundamental transactions, the holders of the Pre-Funded Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Pre-Funded Warrants on the date of consummation of the transaction.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC. Kaufman & Canoles, P.C., Richmond, Virginia, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 incorporated in this prospectus have been audited by MaloneBailey LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website, https://ir.volcon.com/sec-filings/all-sec-filings, as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we are disclosing important information to you by referring you to other documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until all offerings under the registration statement are completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 7, 2023 as amended by Form 10-K/A filed with the SEC on March 14, 2023.
•	Our Quarterly Report on Form 10-Q/A filed with the SEC on May 8, 2023, our Form 10-Q filed August 11, 2023 and our Form 10-Q/A filed November 2, 2023.
•	Our Definitive Proxy Statement on Schedule 14A filed on April 3, 2023;
•	Our Current Report on Form 8-K filed with the SEC on February 10, 2023, March 28, 2023, May 22, 2023, May 25, 2023 (two Form 8-K filings), June 15, 2023, July 10, 2023, July 14, 2023, August 1, 2023, August 4, 2023, September 7, 2023, September 12, 2023, September 15, 2023, September 18, 2023, September 27, 2023, October 2, 2023, October 10, 2023, October 12, 2023, October 16, 2023, October 30, 2023, October 31, 2023 and November 16, 2023.
•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 1, 2021, and any other amendment or report filed for the purpose of updating such description.
•	An updated description of our capital stock is included in this prospectus under "Description of Common Stock" and "Description of Preferred Stock".

These reports contain important information about us, our financial condition and our results of operations.

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All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus at no charge, upon written or oral request to Volcon, Inc., 3121 Eagles Nest Street, Suite 120, Round Rock, TX 78665, Attn: Chief Financial Officer, (512) 400-4271; greg@volcon.com.

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3,326,042 Common Units consisting of shares of Common Stock, Series A Warrants and Series B Warrants and/or

39,531,100 Pre-Funded Units consisting of Pre-Funded Warrants, Series A Warrants and Series B Warrants (and 39,531,100 shares of common stock underlying the Pre-Funded Warrants)

Up to 45,000,000 shares of common stock underlying the Series A Warrants

Up to 15,000,000 shares of common stock underlying the Series B Warrants

Volcon, Inc.

PROSPECTUS

Sole Book-Running Manager

Aegis Capital Corp.

November 16, 2023